Exhibit 5.1

Direct line: +1 284 852 7309

Direct Email: michael.killourhy@ogier.com

29 June 2017

China Lending Corporation

11th Floor, Satellite Building

473 Satellite Road

Economic Technological Development Zone

Urumqi, Xinjiang, China

Dear Sirs

China Lending Corporation (the Company)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements to such form filed with the Securities and Exchange Commission (Commission) under the United States Securities Act of 1933, as amended (Act) (the Registration Statement), related to the registration of: (i) the sale of 2,148,892 ordinary shares of no par value in the Company (the Ordinary Shares) by the selling shareholders listed in the Registration Statement (the Selling Shareholders, and such Ordinary Shares, the Selling Shareholder Shares); and (ii) 2,420,260 warrants to purchase Ordinary Shares in the Company (the Warrants), and (iii) 1,210,130 Ordinary Shares in the Company issuable upon exercise of the Warrants (the Warrant Shares and, together with the Selling Shareholder Shares, the Shares).

1	Documents

In preparing this opinion, we have reviewed copies of the following documents:

(a)	the Registration Statement;

(b)

(i)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 23 May, 2017;

(ii)	the public information revealed from a search of each of the Civil Index Book and the Commercial Book, each from the date of the Company’s incorporation, maintained by the British Virgin Islands’ High Court Registry on 23 May, 2017;

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(each of the searches in (b)(i) and (ii) together and as updated on 24 May, 2017 and on 28 June, 2017 (the Public Records);

(iii)	a registered agent’s certificate issued by the Company’s registered agent dated 1 June 2017 (the Registered Agent’s Certificate), together with copies of the register of directors and register of members of the Company (together the Registers) purported as at that same date;

(iv)	the register of outstanding shares of the Company (the Share Register) as at 27 June 2017 as maintained by Continental Stock Transfer & Trust Company as share registrar and transfer agent of the Company;

(v)	minutes of meetings of the board of directors of the Company or written resolutions of the directors of the Company containing resolutions of the directors of the Company dated 16 September 2014, 29 September 2014, 30 September 2014, 26 May 2016, 28 June 2016, 5 July 2016, 29 July 2016, 11 December 2016, 25 February 2017 and 25 May 2017 respectively and written resolutions of the members of the compensation committee of the board of directors of the Company dated 23 September 2016 (all such minutes and board and committee resolutions together, the Directors’ Resolutions); and

(vi)	copies of those documents which are specifically defined as “Documents” and referred to as having been reviewed by the directors in the Directors’ Resolutions and such other documents as in our judgment were necessary to enable us to render the opinions expressed below.

We have not made any enquiries or undertaken any searches concerning, and have not examined any other documents entered into by or affecting the Company or any other person, save for the examinations referred to in paragraph 1 above. In particular, but without limitation, we have not examined any documents referred to within the Registration Statement save as expressly referred to above and our opinion is limited accordingly.

2	Assumptions

This opinion is given only as to the circumstances existing on the date hereof and as to British Virgin Islands law in force on this date. We have relied on the Registered Agent’s Certificate without further enquiry and upon the following assumptions, which we have not independently verified:

(a)	copies of documents or records provided to us are true copies of the originals which are authentic and complete;

(b)	all signatures and seals on all documents are genuine and authentic and in particular that any signatures on the documents we have reviewed are the true signatures of the persons authorised to execute the same;

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(c)	the Resolutions remain in full force and effect;

(d)	the accuracy and completeness of the Registered Agent’s Certificate as at the date thereof (and that the persons named therein as directors of the Company all remain as at the date hereof as the only directors of the Company) and the Share Register as at the date hereof, and that the Share Register acts as the principal share register of the Company;

(e)	that, as represented to us by the Company, any additional shares issued by the Company since 25 May 2017 were issued pursuant to the dividend policy of the Company as set out in those minutes of meeting of the board of directors of the Company held on 22 February 2017 (as included in the Director Resolutions);

(f)	the information and documents disclosed by the searches of the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records.

3	Opinion

Based upon the foregoing, and subject to the qualifications expressed below, we are of the opinion that:

(a)	The Selling Shareholder Shares are validly issued, fully paid and non-assessable Ordinary Shares in the Company.

(b)	The Warrants were duly and validly issued and are legally valid binding obligations of the Company, enforceable against the Company in accordance with their terms.

(c)	Upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment to the Company of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable Ordinary Shares in the Company.

4	Limitations

We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws);

(b)	in relation to any representation or warranty made or given by the Company in the Registration Statement; or

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(c)	as to the commerciality of the transactions envisaged in the Registration Statement or, save as expressly stated in this opinion, whether the Registration Statement and the transaction envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the Registration Statement.

5	Governing Law and Reliance

This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the prospectus included in the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully

/s/ Ogier

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